Exhibit 10.1

Congratulations, Amit Gupta!
We are thrilled about you serving as the Chief Executive Oﬃcer of Cardlytics and are excited to present this offer to you. Below you will ﬁnd details regarding your offer.
Position: Chief Executive Oﬃcer, reporting to the Company’s Board of Directors (the “Board”)
Start Date: August 16, 2024 (the “Start Date”)
Annual Base Salary: $550,000.00, subject to applicable withholding. Your salary will be paid on a semi-monthly basis and in accordance with Cardlytics’ standard payroll practices. This equates to 24 pay periods per calendar year.
Target Bonus: 100% of your total annual base salary cash compensation, subject to applicable withholding, with potential payout subject to the terms of the Cardlytics bonus plan, the approvals of the Board or the Compensation Committee of the Board (the “Compensation Committee”), and your personal performance during the year.
Promotion Bonus: The Company will pay you a one-time promotion bonus of $275,000, subject to applicable withholding, to be paid within thirty (30) days after your execution of this offer letter. If you resign from your employment for any reason, or are terminated by the Company without Cause (as deﬁned in your Severance Agreement with the Company dated January 23, 2023 (the “Severance Agreement”) before the twelve (12) month anniversary of your Start Date, then you will be required to repay the entire amount of the Promotion Bonus to the Company within ﬁfteen (15) days after your last day of employment.
2024 Equity Grant: Subject to the approval of the Board or the Compensation Committee, you will be granted 500,000 restricted stock units (“2024 RSUs”) pursuant to the terms of an equity incentive plan of the Company (the “Plan”). The 2024 RSUs will vest over a period of 24 months, with 25% of the 2024 RSUs vesting on the six-month anniversary of the Start Date, 25% of the 2024 RSUs vesting on the twelve-month anniversary of the Start Date, 25% of the 2024 RSUs vesting on the eighteen-month anniversary of the Start Date, and 25% of the 2024 RSUs vesting on the twenty-four-month anniversary of the Start Date, subject in each case to your continued service through the vesting date. Your 2024 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
First Expected 2025 Equity Grant: Subject to the approval of the Board or the Compensation Committee, you will be granted 500,000 restricted stock units (“First Tranche of 2025 RSUs”) pursuant to the terms of the Plan in January 2025. The First Tranche of 2025 RSUs are expected to vest pursuant to the following schedule: 25% of the First Tranche of 2025 RSUs vesting on or about February 16, 2025, 25% of the First Tranche of 2025 RSUs vesting on or about August 16, 2025, 25% of the First Tranche of 2025 RSUs vesting on or about February 16, 2026, and 25% of the First Tranche of 2025 RSUs vesting on or about August 16, 2026, subject in each case to your continued service through the vesting date. The First Tranche of 2025 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
Second Expected 2025 Equity Grant: Subject to the approval of the Board or the Compensation Committee, you will be granted additional restricted stock units vesting over a period of three years and/or performance stock units, with at least 80% of the award consisting of restricted stock units (collectively, the “Second Tranche of 2025 RSUs”), with a value of $5,000,000, but in no case more than 1,000,000 shares, pursuant to the terms of the Plan on or before May 31, 2025. The relevant vesting details, stock price, and all other terms of the Second Tranche of 2025 RSUs shall be determined by the Board or the Compensation Committee. The Second

Exhibit 10.1

Tranche of 2025 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
Clawback: Notwithstanding the vesting schedule for the 2024 RSUs, the First Tranche of 2025 RSUs, or the Second Tranche of 2025 RSUs, you and the Company agree that the value associated with the vesting of any stock you receive from the 2024 RSUs, the First Tranche of 2025 RSUs, or the Second Tranche of 2025 RSUs in the twelve (12) month period following the Start Date is not considered earned until the twelve (12) month anniversary of the Start Date. Therefore, you agree that in the event you resign from your employment for any reason before the twelve (12) month anniversary of your Start Date, then you will be required to pay the Company an amount in cash equal to the pre-tax value upon vesting of any stock you received from the 2024 RSUs, the First Tranche of 2025 RSUs, or the Second Tranche of 2025 RSUs.
Beneﬁts: Your current beneﬁts that you receive through Cardlytics will remain unchanged, subject to the terms and conditions of the governing plan documents.
Board Service: In consideration for the beneﬁts outlined in this Offer Letter, in the event your employment with the Company ends for any reason, you hereby agree to submit your resignation from the Board to the Board effective on your last day of employment (unless otherwise requested in writing by the Board at the time).
At-Will Employment: As allowed and governed by local, state, and federal law your employment relationship with Cardlytics is at-will, meaning your employment with Cardlytics will continue until the employment relationship is terminated by you or Cardlytics as long as not otherwise prohibited by law. You may terminate your employment at any time and for any reason simply by notifying Cardlytics.
Likewise, Cardlytics may terminate your employment or discipline, transfer, or demote you at any time with or without cause or advanced notice, as long as not otherwise prohibited by law. This at-will relationship between you and Cardlytics cannot be changed except in a writing signed by an oﬃcer of Cardlytics. Nothing contained in this offer of employment shall be construed or guaranteeing employment for a speciﬁc period of time or for future employment.
Severance: You will continue to remain eligible for severance beneﬁts under the Severance Agreement.
Covenants Agreement: You remain subject to the terms of your Employment Covenants Agreement with the Company dated January 23, 2023 (“Covenants Agreement”).
This letter, together with your Covenants Agreement, equity agreements and other agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof (including, without limitation, your offer letter from the Company dated December 16, 2022). This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign and date this letter below to indicate your agreement with its terms.
Again, we are truly excited about you serving the Company in your role as Chief Executive Oﬃcer. Sincerely,
Jack Klinck
Board Chair | Cardlytics

Exhibit 10.1

ACCEPTED AND AGREED TO BY:

Amit Gupta
8/21/2024 | 12:25 PM PDT